 Exhibit 99 (a)(1)(A)

OFFER TO EXCHANGE

ORDINARY SHARES

FOR ANY AND ALL OUTSTANDING WARRANTS

OF

WOWJOINT HOLDINGS LIMITED

MARCH 22, 2012

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 18, 2012, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS, INCLUDING WARRANTS HELD AS PART OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Wowjoint Holdings Limited (the “Company” or “Wowjoint”) is making an offer, upon the terms and conditions in this Offer to Exchange and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”), including warrants held as part of Units, as such term is defined below, to purchase an aggregate of 7,700,642 of the Company’s ordinary shares, par value $0.001 per share (the “Shares”), to receive one (1) Share in exchange for every 15.9 Warrants tendered by the holders of Warrants (the “Exchange Ratio”) taking into the effect of payment of the Stock Dividend (as defined below). The Exchange Ratio was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants.  The Warrants consist of (i) publicly traded warrants to purchase an aggregate of 4,256,250 Shares issued by China Fundamental Acquisition Corporation (“China Fundamental”), our predecessor, in its initial public offering and such warrants were exchanged into Wowjoint warrants on February 22, 2010 on a one for one basis (the “Public Warrants”), (ii) warrants to purchase an aggregate of 1,064,062 Shares that were originally issued to the founders of China Fundamental and such warrants were exchanged into Wowjoint warrants on February 22, 2010 on a one for one basis (the “Initial Warrants”); (iii) warrants to purchase an aggregate of 1,944,444 Shares at an exercise price of $0.90 per Warrant in a private placement preceding China Fundamental’s initial public offering and such warrants were exchanged into Wowjoint warrants on February 22, 2010 on a one for one basis (the “Private Placement Warrants” together with the Initial Warrants, the “Private Warrants”) and (iv) warrants to purchase an aggregate of 435,886 Shares at an exercise price of $4.72 as a result of payment of a 6% stock dividend to all holders of Shares as of March 31, 2012 (the “Stock Dividend”). The “Offer Period” is the period commencing on March 22, 2012 and ending at 5:00 p.m., Eastern Time, on April 18, 2012, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares, Public Warrants and Units have been trading on the NASDAQ Global Market since May 5, 2010 under the symbols BWOW, BWOWW and BWOWU, respectively. Between April 9, 2010 and May 5, 2010, our Shares, Public Warrants and Units were quoted on the OTC Bulletin Board under the trading symbols WJHCF, WJHWF and WJHUF, respectively. Prior to April 9, 2010, our Shares, Public Warrants and Units were quoted on the OTC Bulletin Board under the symbols CFQCF, CFQWF and CFQUF, respectively. The change in our trading symbols first related to the change in our name from China Fundamental Acquisition Corporation to Wowjoint Holdings Limited and then to our listing on the NASDAQ Global Market. Each unit consists of one ordinary share and one warrant (“Units”). The Units were first quoted on the OTC Bulletin Board on May 16, 2008. Our Shares and Public Warrants commenced trading separately from our Units on July 23, 2008. On March 19, 2012, the last reported sale prices for the Shares, Public Warrants and Units were $0.555, $0.027 and $0.54, respectively.

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  The Offer is to permit holders of Warrants to tender every 15.9 Warrants and no other consideration in exchange for one (1) Share. A holder may tender as few or as many Warrants as the holder elects. No scrip or fractional shares will be issued. Warrants may only be exchanged for whole shares.  Holders of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share.  Holders continue to be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant until the expiration date of the Warrant.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer to Exchange and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer to Exchange for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on March 22, 2012 (the date the materials relating to the Offer are first sent to the Warrants holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer, including those Warrants that are a part of outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

A detailed discussion of the Offer is contained in this Offer to Exchange. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER YOUR WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Offer expires:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”); or

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•	if you are an institution participating in The Depository Trust Company, called the “book-entry transfer facility” in this Offer to Exchange, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant.  For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO SCRIP OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.  Holders of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share.

If you have any questions or need assistance, you should contact Georgeson, Inc., the Information Agent for the Offer (“Georgeson” or the “Information Agent”). You may request additional copies of this Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

Georgeson, Inc.

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (866) 767-8986

The address of the Depositary is:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

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Unless otherwise stated in this Offer to Exchange, references to “we,” “our,” “us,” or the “Company” refer to Wowjoint Holdings Limited. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 12.

SUMMARY

The Company

Wowjoint Holdings Limited, a Cayman Islands company. Our principal executive offices are located at 1108 A Block Tiancheng Mansion #2 Xinfeng Road, Deshengmenwai Street, Xicheng District, Beijing, China 100088. Our telephone number is +86 (010) 8957-9330.

The Warrants	As of March 19, 2012, the Company had 7,264,756 warrants including 4,256,250 Public Warrants and 3,008,506 Private Warrants outstanding and each Warrant was exercisable for one Share at an exercise price of $5.00. Upon payment of the Stock Dividend, the exercise price of the Warrants will be reduced to $4.72 and the aggregate number of Shares as a result of the Stock Dividend will increase from 7,264,756 to 7,700,642. By their terms, the Warrants will expire on May 15, 2012, unless sooner redeemed or extended by the Company, as permitted under the Warrants.

Market Price of the Shares, Public Warrants and Units	Our Shares, Public Warrants and Units have been trading on the NASDAQ Global Market since May 5, 2010 under the symbols BWOW, BWOWW and BWOWU, respectively. On March 19, 2012, the last reported sale prices for the Shares, Public Warrants and Units were $0.555, $0.027 and $0.54, respectively.

The Offer	Until the Expiration Date, the Company will exchange one Share for every 15.9 Warrants the holder tenders. A holder may tender as few or as many Warrants as the holder elects. Warrants may only be exchanged for whole shares. Holders continue to be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant. See Section 1, “General Terms.”

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to (i) reduce some of the dilution that stockholders will experience upon conversion of the Warrants and (ii) increase the number of Shares in the market. See Section 5.C., “Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer	5:00 p.m., Eastern Time, on April 18, 2012, or such date on which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10, “Extensions; Amendments; Conditions; Termination.”

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Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors	To our knowledge, none of our current directors or officers hold any Warrants as of the date of this Offer to Exchange. See Section 5.D., “Background and Purpose of the Offer—Interests of Directors and Officers.”

Condition of the Offer	The Offer is subject to the condition that no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer.

We may terminate the Offer if the condition of the Offer is not satisfied prior to the Expiration Date. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Fractional Shares	No scrip or fractional shares will be issued. Warrants may only be exchanged for whole shares. Holders of Warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share. See Section 1.B., “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation	Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants. See Section 1.C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Georgeson, Inc. 199 Water St., 26th Floor, New York, NY 10038-3650, Banks and Brokers Call: (212) 440-9800, Call Toll Free: (866) 767-8986. See Section 2, “Procedure for Tendering Warrants.”

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer to Exchange, Letter of Transmittal or other materials, in writing, to the Information Agent: Georgeson, Inc. 199 Water St., 26th Floor, New York, NY USA 10038-3650, Banks and Brokers Call: (212) 440-9800, Call Toll Free: (866) 767-8986. See Section 13, “Additional Information; Miscellaneous.”

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THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer to Exchange in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Shares. Until the Expiration Date, holders will receive one Share for every 15.9 Warrants the holder tenders. A holder may tender as few or as many Warrants as the holder elects. No scrip or fractional shares will be issued. Warrants may only be exchanged for whole shares.  Holders of Warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share. Holders continue to be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer to Exchange and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

If you tender Public Warrants pursuant to the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants pursuant to the Offer, you will receive legended Shares and you will generally be entitled to “tack” your holding period for purposes of Rule 144.

A.	Period of Offer

The Offer will only be open for a period beginning on March 22, 2012 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No scrip or fractional shares will be issued. Warrants may only be exchanged for whole shares. Holders of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT.

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C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.	Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

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BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer, within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)	the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Exchange (with signatures guaranteed by an Eligible Institution); and

(C)	the Depositary receives, within three trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)	the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)	a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of properly completed Warrants, duly executed Letter(s) of Transmittal and any other required documents.

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SEPARATION OF UNITS. You may tender Warrants held as part of a Unit in the Offer. If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

B.	Condition of the Offer

The Offer is subject to the condition that no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer.

We may terminate the Offer if the condition of the Offer is not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on May 15, 2012 and will otherwise remain subject to their original terms.

C.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the condition of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded after the extended Expiration Date, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn, if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

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To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer to Exchange prior to the Expiration Date. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court. You may combine withdrawn Warrants and Shares back into Units by sending a letter of instruction to your broker requesting the combination. The broker will then instruct the Company’s transfer agent to process the combination.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the condition of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Public Warrants pursuant to the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants pursuant to the Offer, you will receive legended Shares and you will generally be entitled to “tack” your holding period for purposes of Rule 144.

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5.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning Wowjoint Holdings Limited

We believe that we are one of the leading providers in the design, engineering and manufacturing of customized infrastructure equipment and machinery used in the construction of railways, highways, metro subways, bridges and viaducts in China, based on the range of major railway projects in which we have been involved or have been asked to bid on. We provide end-to-end solutions in various engineering applications involving the lifting, carrying and transporting of large-scale and heavy precast concrete beams, and other heavy goods. Since the middle of 2010, we have also engaged in the leasing of equipment, though it remains a small part of our business, with only three leases having been concluded to date. Equipment available for leasing includes straddle carriers, special purpose lifting/carrying equipment and integrated launching carriers. Leases are directly negotiated with our clients, and the terms vary considerably. Typically, the equipment is leased for a period of one to two years. Under the terms of the existing leases, we provide technical service, maintenance, operating, and other ancillary agreements or services, and we sometimes operate the machine over the lease term on behalf of our customers. Our main product lines include launching gantries, tyre trolleys, special carriers, integrated launching carriers, marine hoists and special purpose equipment. Our equipment and machinery are designed to overcome specific construction obstacles by meeting our customers, stringent engineering requirements wherever our products are deployed regardless of terrain, soil and climate conditions.

Our principal executive offices are located at 1108 A Block Tiancheng Mansion, #2 Xinfeng Road, Deshengmenwai Street, Xicheng District, Beijing, China 100088. Our telephone number is +86 (010) 8957-9330.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors, acting by unanimous consent, approved the terms of the Offer, including the Exchange Ratio.   The Board set the Exchange Ratio to provide the holders of the Warrants with an incentive to exchange the Warrants.

C.	Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to increase the public float in the market and to reduce the number of Shares that would become outstanding upon the exercise of Warrants. Since the current exercise price of the Warrants is significantly higher than the market price of the Shares and the Warrants will expire on May 15, 2012 “out-of-the-money” according to their terms, the Company’s Board of Directors expects that most of the Warrant holders will tender their Warrants. Holders who tendered Public Warrants and holders who are not affiliated with the Company and held the Warrants for more than one year will receive unlegended Shares which shall be freely tradable by non-affiliates of the Company. Holders who tender Private Warrants will receive legended Shares and the holder will generally be entitled to “tack” their holding period for purposes of Rule 144. Therefore, the Board of Directors expects the number of freely tradable shares will significantly increase as a result of the completion of this Offer. In addition, the Company’s Board of Directors believes that by allowing holders of Warrants to exchange every 15.9 Warrants for one (1) Share, the Company can potentially reduce the substantial number of Shares that would be issuable upon conversion of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company. The Warrants acquired pursuant to the exchange will be retired and cancelled.

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D.	Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Wowjoint Holdings Limited, at 1108 A Block Tiancheng Mansion, #2 Xinfeng Road, Deshengmenwai Street, Xicheng District, Beijing, China 100088, and the telephone number for each such person is +86 (010) 8957-9330.

Name	Position
Yabin Liu	Chief Executive Officer and Chairman of the Board of Directors
Fude Zhang	Chief Technical Officer and Director
John Rui Peng	Controller and acting Chief Financial Officer
Liguo Liu	Senior Vice President of Marketing and Sales
Feizhou Hao(1)(2)(3)	Director
Jibing Li (1)(2)(3)	Director
Chun Liu (1)(2)(3)	Director

(1)  Member of Audit Committee

(2)  Member of Compensation Committee

(3)  Member of Nomination Committee

To our knowledge, none of our other directors or officers hold any Warrants as of the date of this Offer to Exchange.

Except as set forth below in Section 8 hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company’s corporate structure or business; (f) changes in the Company’s Memorandum and Articles of Association or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (h) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF SHARES, WARRANTS AND UNITS

Our Shares, Public Warrants and Units have been trading on the NASDAQ Global Market since May 5, 2010 under the symbols BWOW, BWOWW and BWOWU, respectively. Between April 9, 2010 and May 5, 2010, our Shares, Public Warrants and Units were quoted on the OTC Bulletin Board under the trading symbols WJHCF, WJHWF and WJHUF, respectively. Prior to April 9, 2010, our Shares, Public Warrants and Units were quoted on the OTC Bulletin Board under the symbols CFQCF, CFQWF and CFQUF, respectively. The change in our trading symbols first related to the change in our name from China Fundamental Acquisition Corporation to Wowjoint Holdings Limited and then to our listing on the NASDAQ Global Market. Each unit consists of one ordinary share and one warrant (“Units”). The Units were first quoted on the OTC Bulletin Board on May 16, 2008. Our Shares and Public Warrants commenced trading separately from our Units on July 23, 2008. On March 19, 2012, the last reported sale prices for the Shares, Public Warrants and Units were $0.555, $0.027 and $0.54, respectively.

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The Company recommends that holders obtain current market quotations for the Shares, Public Warrants and Units, among other factors, before deciding whether or not to tender their Warrants.

The following table sets forth, for the calendar quarter indicated the quarterly high and low sale prices for our Units, ordinary shares and warrants, respectively. The OTC Bulletin Board quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. The table below also reflects the high and low closing sales prices on the NASDAQ or OTC Bulletin Board for the period from May 5, 2010 to March 19, 2012.

	Ordinary Shares		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2010	7.98	6.80	2.00	1.05	11.00	8.50
June 30, 2010	8.00	4.40	1.94	0.45	11.00	7.99
September 30, 2010	5.10	2.53	0.69	0.29	7.99	6.50
December 31, 2010	4.02	2.61	0.55	0.29	7.99	3.90
March 31, 2011	3.33	1.62	0.43	0.16	4.50	1.91
June 30, 2011	2.35	1.30	0.19	0.08	2.42	1.43
September 30, 2011	3.51	0.80	0.18	0.05	3.54	1.14
December 31, 2011	0.99	0.36	0.06	0.01	1.20	0.44
March 31, 2012 *	0.67	0.45	0.03	0.01	0.78	0.53

* Information through March 19, 2012

The closing prices of the Share, Warrant and Unit on the NASDAQ on March 19, 2012 were $0.555, $0.027 and $0.54, respectively.

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering the Warrants. We will use our existing funds to pay expenses associated with the Offer. We will not receive any proceeds from this Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Memorandum and Articles of Association, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Registration Rights Agreement

Pursuant to a registration rights agreement between China Fundamental, our predecessor, and its founders and original shareholders, China Fundamental’s founders and original shareholders are entitled to certain registration rights. Specifically, (i) the Private Placement Warrants and the underlying Shares are entitled to certain registration rights commencing upon the consummation of the business combination; and (ii) the original shareholders’ ordinary shares will be entitled to certain registration rights six months after the consummation of the business combination. We consummated the business combination on February 22, 2010. We are required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, to use our best efforts to maintain the effectiveness of the registration statement. The holders of Warrants do not have the rights or privileges of holders of our Shares or any voting rights until such holders exercise their respective Warrants and receive the Shares. Permitted transferees that receive any of the above described securities from our original shareholders are, under certain circumstances, entitled to the registration rights described herein. We filed a Registration Statement on Form F-1 on May 3, 2010 in connection with the aforementioned registration rights and are using our best efforts to have it declared effective.

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Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Public Warrants, the Company entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

The Company has retained Continental Stock Transfer & Trust Company to act as the Depositary and Georgeson, Inc. (“Georgeson”) to act as the Information Agent. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Continental and Georgeson will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference (i) the Company’s financial statements that were filed with its Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2011 and (ii) the Company’s financial results for the third quarter ended September 30, 2011, that were filed as an exhibit to the Company’s Form 6-K filed with the Securities and Exchange Commission on December 9, 2011.

10.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer to Exchange or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The Offer is subject to the condition that no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

We may terminate the Offer if the condition of the Offer is not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on May 15, 2012 and will otherwise remain subject to their original terms. If you tender your Warrants, you will be agreeing to purchase the Shares issuable pursuant to the Offer, pursuant to the terms and subject to the condition described herein and the Letter of Transmittal.

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11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). This summary assumes that the Company is not treated as a passive foreign investment company (“PFIC”) for its current taxable year and has not been treated as a PFIC in any prior taxable year for U.S. federal income tax purposes. Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Certain of our “significant” holders exchanging Warrants for Shares pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Shares pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward-looking statements included in this report are based on information available to the Company as of the date hereof. An investment in our Shares involves a high degree of risk. Please refer to our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 20-F filed on June 30, 2011, for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares, Public Warrants and Units could decline.

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There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our Share price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, which includes the expiration of the Warrants by their own terms, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There is no assurance that the Offer will be successful.

There is no assurance that any significant number of Warrants will be tendered in the Offer. Moreover, even if a significant number of Warrants are tendered in the Offer, there is no assurance that the price of our Shares will increase. The price of our Shares and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which our Warrant overhang is only one. Eliminating or significantly reducing our Warrant overhang will not generate any capital for our Company.

If the holders of our Warrants accept the Offer, we will issue them additional Shares. The issuance of additional Shares upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders. The issuance will dilute the percentage ownership interests in the Company of other shareholders.

The market price of our Shares will fluctuate and it may adversely affect Warrants holders who tender their Warrants for Shares.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price on which the Warrants could be sold. The Company does not intend to re-adjust the exchange ratio of Shares for Warrants based on any fluctuation in our Share price.

The value of the Shares that you receive may fluctuate.

We are offering Shares for validly tendered Warrants. The price of our Shares may fluctuate widely in the future. If the market price of our Shares declines, the value of the Shares you will receive in exchange for your Warrants will decline. The trading value of our Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control.

The number of Shares outstanding as a result of the Offer may depress the price of the Shares.

As a result of this Offer, the number of Shares outstanding and trading will materially increase. This could adversely affect the prevailing market price of the Shares. As a result, holders may not be able to sell the Shares at or above their purchase price and it may impair the Company’s ability to raise capital through future sales of equity securities.

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The Company is the subject of a formal SEC order of investigation which, if not favorably resolved, could have material adverse consequences to the Company.

The Company received two subpoenas from the SEC on December 23, 2011. The subpoenas require that the Company provide certain specified documents to the SEC and that a Company representative testify before the SEC. The Company is committed to cooperating with the SEC. It is not possible at this time to predict the outcome of the SEC investigation, including whether or when any proceedings might be initiated, when these matters may be resolved or what, if any, penalties or other remedies may be imposed. The Company cannot assure you that it will be able to resolve this investigation favorably, or that it will not be materially adversely affected by this investigation or its outcome. As a result, the price of our Shares may be negatively affected.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants

The tax consequences that will result to the Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer. The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the Securities and Exchange Commission in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

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IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU MAY CONTACT WOWJOINT BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Wowjoint Holdings Limited

1108 A Block Tiancheng Mansion

#2 Xinfeng Road

Deshengmenwai Street

Xicheng District

Beijing, China 100088

+86 (010) 8957-9330

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

17 BATTERY PLACE, 8TH FLOOR

NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

FAX: (212) 616-7610

CONFIRM BY TELEPHONE:

(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

GEORGESON, INC.

199 WATER STREET – 26th Floor

NEW YORK, NY 10038

BANKS AND BROKERS Call: (212) 440-9800

CALL TOLL FREE: (866) 767-8986

EMAIL: BWOW@Georgeson.com

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATIONAGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THEINFORMATION AGENT.

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